manning elliott

17th floor, 1030 West Georgia St., Vancouver, BC, Canada V6E 2Y3

Tel: 604. 714. 3600 **Fax:** 604. 714. 3669 **Web:** manningelliott.com

December 22, 2023

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Dear Sirs/Mesdames:

We have read the statements made by Sharps Technology, Inc. included under Item 4.01 of its Form 8-K dated December 22, 2023, which we understand will be filed with the Securities and Exchange Commission. We agree with such statements except that we are not in a position to agree or disagree with the statements concerning the new independent registered public accounting firm.

Yours truly,

Manning Elliott LLP

MANNING ELLIOTT LLP